Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT dated as of November 12, 2009 (this “Settlement Agreement”) by and between YA GLOBAL INVESTMENTS, L.P., formerly known as Cornell Capital Partners, LP (“Investor”), and IVOICE, INC. (“Company”).

Background

Investor and Company have entered into certain financing arrangements evidenced by, among other things, the following documents, instruments, and agreements (hereinafter, collectively, together with all other documents, instruments, and agreements executed in connection therewith or related thereto, the “Financing Documents”):

(a)	Securities Purchase Agreement dated as of May 25, 2006 by and between Investor and Company (as amended, restated, modified, supplemented and/or amended and restated from time to time, the “SPA”);

(b)	Investor Registration Rights Agreement dated as of May 25, 2006 by and between Investor and Company (as amended, restated, modified, supplemented and/or amended and restated from time to time);

(c)
Secured Convertible Debenture dated May 25, 2006, issued by Company to Investor pursuant to the SPA in the original principal amount of $1,250,000 (as amended, restated, modified, supplemented and/or amended and restated from time to time, the  “May 2006 CCP-1 Debenture”);

(d)
Secured Convertible Debenture dated May 11, 2006, issued by Company to Investor pursuant to the SPA in the original principal amount of $5,544,110 (as amended, restated, modified, supplemented and/or amended and restated from time to time, the  “May 2006 CCP-2 Debenture”);

(e)
Secured Convertible Debenture dated May 11, 2006, issued by Company to Investor pursuant to the SPA in the original principal amount of $503,776 (as amended, restated, modified, supplemented and/or amended and restated from time to time, the  “May 2006 CCP-3 Debenture”);

(f)
Amended and Restated Security Agreement entered into and made effective as of May 25, 2006 by and between Investor and Company (as amended, restated, modified, supplemented and/or amended and restated from time to time, the “Security Agreement”);

(g)	Warrant to Purchase Common Stock dated May 25, 2006, Warrant No. CCP-001 issued by the Company to Investor (“Warrant CCP-1”);

(h)	Warrant to Purchase Common Stock dated May 25, 2006, Warrant No. CCP-002 issued by the Company to Investor (“Warrant CCP-2”); and

(i)	Warrant to Purchase Common Stock dated May 25, 2006, Warrant No. CCP-003 issued by the Company to Investor (“Warrant CCP-3” and, collectively, with Warrant CCP-1 and Warrant CCP-2, the “Warrants”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Debentures and the other Financing Documents.

The Company has paid in full all amounts outstanding under the May 2006 CCP-3 Debenture.  The Company acknowledges and agrees that, in accordance with the terms and conditions of the May 2006 CCP-1 Debenture, May 2006 CCP-2 Debenture and the other Financing Documents, it is liable to Investor as follows:  (a) $1,166,900.00, the aggregate principal amount outstanding under the May 2006 CCP-1 Debenture as of September 14, 2009, (b) $439,308.33, the accrued and unpaid interest under the May 2006 CCP-1 Debenture as of September 14, 2009, (c) $811,491.02, the accrued and unpaid interest under the May 2006 CCP-2 Debenture as of September 14, 2009 and (d) all interest accruing upon the aggregate unpaid balances under the May 2006 CCP-1 Debenture and May 2006 CCP-2 Debenture from and after September 14, 2009, and all fees, costs, expenses, and costs of collection (including attorneys’ fees and expenses) heretofore or hereafter accrued or incurred by Investor in connection with the Financing Documents, including, without limitation, all attorney’s fees and expenses incurred in connection with the negotiation and preparation of this Settlement Agreement and all documents, instruments, and agreements incidental hereto (hereinafter, collectively, the “Settlement Documents”).

The Company has requested Investor agree, and Investor has agreed, subject to the terms and conditions set forth in this Settlement Agreement, to, among other things, (a) permit the Company to issue to Investor a convertible debenture that amends and restates in its entirety the May 2006 CCP-1 Debenture, (b) forgive all accrued and unpaid interest under the May 2006 CCP-2 Debenture, (c) release its liens on certain Pledged Property and (d) terminate the Warrants.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between Investor and Company as follows:

Agreement

1.
Company shall (a) pay to Investor an amount equal to Five Hundred Thousand Dollars ($500,000) in cash in accordance with the wire transfer instructions set forth below (the “Cash Payment”) and (b) issue to Investor an amended and restated convertible debenture, substantially in the form of the Amended and Restated Convertible Debenture attached hereto as Exhibit A (the “Amended and Restated No. IVOI-1 Debenture”), which Amended and Restated No. IVOI-1 Debenture shall amend and restate in its entirety the May 2006 CCP-1 Debenture.

Investor shall (a) forgive all accrued and unpaid interest under the May 2006 CCP-2 Debenture, (b) release its security interest on certain Pledged Property and (c) terminate the Warrants.

Company shall make the Cash Payment by way of wire transfer of immediately available funds directed as follows:

Bank Name:	Wachovia Bank
Downtown Financial Center
101 Hudson Street, NJ1022
Jersey City, NJ 07302
Tel. 201-226-3040
Contact: Michael Reynolds
ABA Routing No.:	031201467
Account No.:	2000031475547
Beneficiary:	YA Global Investments, L.P.

Mutual Release

2.
Company hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against Investor, its general partner, and its investment manager, and each of their respective agents, servants, attorneys, advisors, officers, directors, employees, affiliates, representatives, investors, partners, members, managers, predecessors, successors, and assigns (collectively, the “Investor Parties”) with respect to the Obligations, or otherwise, and that if Company now has, or ever did have, any offsets, defenses, claims, or counterclaims against Investor Parties, or any one of them, whether known or unknown, at law or in equity, from the beginning of the world through and including the Closing Date, all of them are hereby expressly WAIVED, and Company hereby RELEASES Investor Parties from any liability therefor.

Investor hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against Company, and each of its respective agents, servants, attorneys, advisors, officers, directors, employees, affiliates, representatives, investors, partners, members, managers, predecessors, successors, and assigns (collectively, the “Company Parties”) with respect to the Obligations, or otherwise, and that if Investor now has, or ever did have, any offsets, defenses, claims, or counterclaims against Company Parties, or any one of them, whether known or unknown, at law or in equity, from the beginning of the world through and including the Closing Date, all of them are hereby expressly WAIVED, and Investor hereby RELEASES Company Parties from any liability therefor.

Ratification of Financing Documents; Cross-Default; Further Assurances

3.	Company:

a.
Hereby ratifies, confirms, and reaffirms all and singular the terms and conditions of the Financing Documents.  Company further acknowledges and agrees that except as specifically amended in this Settlement Agreement and the other Settlement Documents, all terms and conditions of the Financing Documents and related instruments and agreements shall remain in full force and effect;

b.
Hereby ratifies, confirms, and reaffirms that the occurrence of a default and/or event of default under any Financing Document shall constitute a default and/or event of default under all of the Financing Documents, it being the express intent of Company that all Financing Documents be cross-defaulted; and

c.
Shall, from and after the execution of this Settlement Agreement, execute and deliver to Investor whatever additional documents, instruments, and agreements that Investor may reasonably require in order to correct any document deficiencies, or to vest the Financing Documents therein or herein more securely in Investor and/or to otherwise give effect to the terms and conditions of this Settlement Agreement.

Lien Release; Further Assurances

4.
Investor hereby acknowledges and agrees that effective on the Closing Date, other than the security interest and lien granted by the Company to the Investor with respect to that certain 10% Secured Convertible Debenture dated January 6, 2006 issued by Thomas Pharmaceuticals, Ltd. to the Company in the original principal amount of $360,000 and all documents, instruments and agreements related thereto (collectively, the “Thomas Debt Instruments”), all security interests and liens on any and all assets of Company granted to Investor under the Security Agreement and the other Financing Documents are hereby terminated and released.  To effectuate the release of liens and security interests granted under the Security Agreement and the other Financing Documents, Investor agrees to execute and deliver to Company, at Company’s sole cost and expense, such instruments or documents, including, without limitation, releases, discharges, UCC-3 amendments, mortgage releases and similar documents as Company may reasonably request, and to deliver any pledged securities in Investor’s possession to Company.

Affirmative Covenants

5.
Existence, Properties, Etc.  The Company shall do, or cause to be done, all things, or proceed with due diligence with any actions or courses of action, that may be reasonably necessary (i) to maintain the Company’s due organization, valid existence and good standing under the laws of its state of incorporation, and (ii) to preserve and keep in full force and effect all qualifications, licenses and registrations in those jurisdictions in which the failure to do so could have a Material Adverse Effect (as defined below); and (b) the Company shall not do, or cause to be done, any act impairing the Company’s corporate power or authority (i) to carry on the Company’s business as now conducted, and (ii) to execute or deliver this Agreement or any other document delivered in connection herewith required by the Investor to which it is or will be a party, or perform any of its obligations hereunder or thereunder.  For purpose of this Agreement, the term “Material Adverse Effect” shall mean any material and adverse affect, whether individually or in the aggregate, upon (a) the Company’s assets, business, operations, properties or condition, financial or otherwise and (b) the Company’s ability to make payment as and when due of all or any part of the obligations under the terms and conditions of the Financing Documents and/or Settlement Documents, as applicable.

6.
Maintenance.  The Company shall maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied, and permit the Investor, its officers and employees and any professionals designated by the Investor in writing, at any time to visit and inspect any of its properties, corporate books and financial records, and to discuss its accounts, affairs and finances with any employee, officer or director thereof.

7.
Payment of Debts, Taxes, Etc.  The Company shall pay, or cause to be paid, all of its indebtedness and other liabilities and perform, or cause to be performed, all of its obligations in accordance with the respective terms thereof, and pay and discharge, or cause to be paid or discharged, all taxes, assessments and other governmental charges and levies imposed upon it, upon any of its assets and properties on or before the last day on which the same may be paid without penalty, as well as pay all other lawful claims (whether for services, labor, materials, supplies or otherwise) as and when due.

8.
Taxes and Assessments; Tax Indemnity.  The Company shall (a) file all tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon the Company, upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (c) pay all taxes, assessments and governmental charges or levies that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that the Company in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (b) and (c) so long as appropriate reserves are maintained with respect thereto.

9.
Compliance with Law and Other Agreements.  The Company shall maintain its business operations and property owned or used in connection therewith in compliance with (a) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (b) all agreements, licenses, franchises, indentures and mortgages to which the Company is a party or by which the Company or any of its properties is bound.  Without limiting the foregoing, the Company shall pay all of its indebtedness promptly in accordance with the terms thereof.

10.	Conduct of Business. The Company will continue to engage, in an efficient and economical manner, in a business of the same general type as conducted by it on the date of this Settlement Agreement.

11.
Notice of Default.  The Company shall give written notice to the Investor of the occurrence of any default or Event of Default under the Transaction Documents and/or Settlement Documents, as applicable, or any other agreement of the Company for the payment of money, promptly upon the occurrence thereof.

12.
Notice of Litigation.  The Company shall give notice, in writing, to the Investor of (a) any actions, suits or proceedings wherein the amount at issue is in excess of $50,000, instituted by any persons against the Company, or affecting any of the assets of the Company, and (b) any dispute, not resolved within fifteen (15) days of the commencement thereof, between the Company on the one hand and any governmental or regulatory body on the other hand, which might reasonably be expected to have a Material Adverse Effect on the business operations or financial condition of the Company.

13.	Deliver of Thomas Debt Instruments. The Company shall, within 14 days of the date hereof, deliver to the Investor, as collateral security, the Thomas Debt Instruments with original signatures.

14.
Deliver of Debentures/Warrants.  The Investor shall, within 14 days of the date hereof, deliver to the Company the following documents with original signatures marked “terminated:”  (a) May 2006 CCP-2 Debenture, (b) May 2006 CCP-3 Debenture, (c) Warrant CCP-1, (d) Warrant CCP-2 and (e) Warrant CCP-3.  In addition, the Investor shall, within 14 days of the date hereof, deliver to the Company the May 2006 CCP-1 Debenture with an original signature marked “amended and restated.”

15.
Delivery of Legal Opinion.  The Company shall, within 5 days of the date hereof, deliver to the Investor a legal opinion providing, among other things, (a) that for purposes of Rule 144 (promulgated under the Securities Act of 1933, as amended), the holding period of the Amended and Restated No. IVOI-1 Debenture includes the holding period of the May 2006 CCP-1 Debenture, and that the Investor is not giving any new consideration as such term is defined in connection with Rule 144, (b) the Amended and Restated No. IVOI-1 Debenture is issued in accordance with applicable federal securities laws and the Company’s governing documents and (c) the shares of Common Stock issued in connection with the conversion of the Amended and Restated No. IVOI-1 Debenture may be issued in accordance with applicable federal securities laws without restrictive legend and may be freely sold by the Investor without restrictive legend, provided that the Investor’s does not hold the status of an affiliate of the Company as defined in Rule 144.  and has provided the Company’s legal counsel with the appropriate representation letter affirmatively stating that the Investor is not an affiliate of the Company as defined in Rule 144.

Negative Covenant

16.
Without the prior express written consent of the Investor, the Company shall not:  (a) Amend its Certificate of Incorporation or By-Laws; (b) be a party to any merger, consolidation or corporate reorganization, unless the transaction results in the shareholders of the Company immediately prior to the contemplated transaction retaining at least a majority of the shares of outstanding voting Common Stock of the Company immediately subsequent to the consummation of the transaction; or (c)  acquire all or substantially all of the assets or stock of, or any partnership or joint venture interest in, any other person, firm or entity, unless the transaction results in the shareholders of the Company immediately prior to the contemplated transaction retaining at least a majority of the shares of outstanding voting Common Stock of the Company immediately subsequent to the consummation of the transaction.  Notwithstanding anything to the contrary contained herein, (i) the Company may issue Common Stock issuable pursuant to (x) that certain iVoice, Inc. 2005 Stock Incentive Plan, (y) that certain iVoice, Inc. 2008 Directors’ and Officers’ Stock Incentive Plan and (z) the Class B Common Stock, $.01 par value per share, (ii) the Company may issue an equity security pursuant to an agreement to acquire another entity or merge with another entity into the Company or a subsidiary of the Company whereby (x) the shareholders of the Company immediately prior to the consummation of the contemplated transaction retain a majority of the outstanding Common Stock shares of the Company immediately subsequent to the consummation of the transaction or (y) the Company holds a majority of the outstanding Common Stock shares of the subsidiary company immediately subsequent to the consummation of the transaction and (iii) the Company may consummate a transaction whereby the other party to the transaction may accumulate a majority of the outstanding voting Common Stock of the Company based upon revenue performance (i.e., an earn-out) over time.

Conditions Precedent

17.
The agreements contained herein shall not be effective unless and until each of the following conditions precedent have been fulfilled, all as determined by Investor in its reasonable discretion (the date on which all conditions precedent have been fulfilled, as determined by Investor in its reasonable discretion, the “Closing Date”).

a.	Investor shall have received the Cash Payment in accordance with Section 1 hereto;

b.	Company shall execute and deliver to the Investor the Amended and Restated No. IVOI-1 Debenture and the Amended and Restated No. IVOI-1 Debenture shall be in full force and effect;

c.
Company and Investor shall enter into a Second Amendment to Amended and Restated Security Agreement pursuant to which, among other things, the definition of Pledged Property shall be amended to reflect the release of liens and security interests contemplated by this Settlement Agreement;

d.
All action on the part of Company necessary for the valid execution, delivery, and performance by Company of this Settlement Agreement and the other Settlement Documents shall have been duly and effectively taken, and Investor shall have received from Company: (i) copies, certified by a duly authorized officer of Company to be true and complete as of the date hereof, of each of (a) the governing documents of Company as in effect on the date hereof, (b) the resolutions of Company authorizing the execution and delivery of this Settlement Agreement, the other documents executed in connection herewith and the Company’s performance of all of the transactions contemplated hereby, and (c) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized; and (ii) such other evidence satisfactory to Investor that all such actions on the part of Company have been duly and effectively taken;

e.
This Settlement Agreement, and the other Settlement Documents, shall be executed and delivered to Investor by the parties thereto, shall be in full force and effect and shall be in a form and substance satisfactory to Investor.

Costs and Expenses

18.
Company shall reimburse Investor on demand for any and all unreimbursed costs, expenses, and costs of collection (including attorneys’ fees and expenses) heretofore or hereafter incurred by Investor in connection with the protection, preservation, and enforcement by Investor of its rights and remedies under the Financing Documents, this Settlement Agreement and/or the other Settlement Documents, provided, however, notwithstanding anything to the contrary contained herein or in any of the Financing Documents, each party shall bear its own costs with respect to the negotiation and preparation of this Settlement Agreement and the other Settlement Documents.

Representations, Warranties, and Covenants

19.	Company hereby represents, warrants, and covenants to Investor as follows:

a.
The execution and delivery of this Settlement Agreement and the other Settlement Documents by Company and the performance by Company of its obligations and agreements under this Settlement Agreement, the other Settlement Documents and the Financing Documents are within the authority of Company, have been duly authorized by all necessary corporate proceedings, if applicable, on behalf of Company, and do not and will not contravene any provision of law, statute, rule or regulation to which Company is subject or, if applicable, any of Company’s charter, other organization papers, by-laws or any stock provision or any amendment thereof or of any agreement or other instrument binding upon Company.

b.	This Settlement Agreement, the other Settlement Documents and the Financing Documents constitute legal, valid and binding obligations of Company, enforceable in accordance with their respective terms.

c.
No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by Company of this Settlement Agreement, the other Settlement Documents or any of the Financing Documents.

d.
Company has performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by Company prior to or at the time hereof, and as of the date hereof, to the best knowledge of Company, no default and/or event of default has occurred and is continuing under any of the Financing Documents.

e.
The representations and warranties contained in the Settlement Documents and the Financing Documents were true and correct in all material respects at and as of the date made and are true and correct as of the date hereof, except to the extent of changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date.

f.
Company has read and understands each of the terms and conditions of this Settlement Agreement and the other Settlement Documents and confirms that it is entering into this Settlement Agreement and the other Settlement Documents freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of its own selection, and not in reliance upon any representations, warranties, or agreements made by Investor and not set forth in this Settlement Agreement or the other Settlement Documents.

g.
The Amended and Restated No. IVOI-1 Debenture is being issued solely in exchange for the May 2006 CCP-1 Debenture and that for the purposes of Rule 144, the Amended and Restated No. IVOI-1 Debenture shall be deemed to have been acquired at the same time as the surrendered May 2006 CCP-1 Debenture, which is May 25, 2006, more than one year prior to the date hereof.

Notices

20.	Any communication between Investor and Company shall be made in accordance with the Financing Documents.

Jury Trial Waiver

21.
Company and Investor hereby make the following waiver knowingly, voluntarily, and intentionally, and understand that the other, in entering into this Settlement Agreement, is relying on such a waiver:  COMPANY AND INVESTOR EACH HEREBY IRREVOCABLY WAIVE ANY PRESENT OR FUTURE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE OTHER BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST SUCH PARTY OR IN WHICH SUCH PARTY IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, ANY RELATIONSHIP BETWEEN COMPANY, OR ANY OTHER PERSON, AND INVESTOR.

Entire Agreement

22.
This Settlement Agreement shall be binding upon Company and Company’s employees, representatives, successors, and assigns, and shall inure to the benefit of Investor and Investor’s successors and assigns.  This Settlement Agreement and the other Settlement Documents incorporate all of the discussions and negotiations between Company and Investor, either expressed or implied, concerning the matters included herein and in such other documents, instruments and agreements, any statute, custom, or usage to the contrary notwithstanding.  No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof.  No modification, amendment, or waiver of any provision of this Settlement Agreement, or any provision of any other document, instrument, or agreement between Company and Investor shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver, and if such party be Investor, then by a duly authorized officer thereof.

Construction of Agreement

23.	In connection with the interpretation of this Settlement Agreement and the other Settlement Documents:

a.
All rights and obligations hereunder and thereunder, including matters of construction, validity, and performance, shall be governed by and construed in accordance with the law of the State of New Jersey and are intended to take effect as sealed instruments.

b.	The captions of this Settlement Agreement are for convenience purposes only, and shall not be used in construing the intent of Investor and Company under this Settlement Agreement.

c.
In the event of any inconsistency between the provisions of this Settlement Agreement and any other document, instrument, or agreement entered into by and between Investor and Company, the provisions of this Settlement Agreement shall govern and control.

d.
Investor and Company have prepared this Settlement Agreement and the other Settlement Documents with the aid and assistance of their respective counsel.  Accordingly, all of them shall be deemed to have been drafted by Investor and Company and shall not be construed against either Investor or Company.

Illegality or Unenforceability

24.
Any determination that any provision or application of this Settlement Agreement is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Settlement Agreement.

Counterparts

25.
This Settlement Agreement may be executed in multiple identical counterparts, each of which when duly executed shall be deemed an original, and all of which shall be construed together as one agreement.  This Settlement Agreement will not be binding on or constitute evidence of a contract between the parties hereto until such time as a counterpart has been executed by such party and a copy thereof is delivered to each other party to this Settlement Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, this Settlement Agreement has been executed as of the date first set forth above.

YA GLOBAL INVESTMENTS, L.P.,                                                                           IVOICE, INC.
f/k/a Cornell Capital Partners, LP

By: Yorkville Advisors, LLC, its                                                                           By:______________________________
Investment Manager                                                                                                                    duly authorized
                             Name:
                             Title:
By:______________________________
                     duly authorized
Name:
Title:

Exhibit “A”
Amended and Restated No. IVOI-1 Debenture